Exhibit 10.15

WORTHINGTON STEEL, INC.

NON-QUALIFIED DEFERRED COMPENSATION PLAN

ARTICLE I – INTRODUCTION

1.1	Name and Adoption of Plan.

The Company originally adopted the Plan effective as of the Effective Date. The Plan is a successor plan to the Grandfathered Plan for Grandfathered Participants. The Company extends the Plan to any Company Subsidiary that adopts the Plan, subject to the terms described in Section 1.7.

1.2	Purposes of Plan.

The purpose of the Plan is to provide deferred compensation for a select group of management or highly compensated employees of the Employers.

1.3	“Top Hat” Pension Benefit Plan.

The Plan is an “employee pension benefit plan” within the meaning of ERISA Section 3(2). The Plan is maintained, however, for a select group of management or highly compensated employees and, therefore, is exempt from Parts 2, 3 and 4 of Title 1 of ERISA. The Plan is not intended to qualify under Code Section 401(a).

1.4	Plan Unfunded.

The Plan is unfunded. All benefits will be paid from Employers’ general assets, which will continue to be subject to the claims of Employers’ creditors as described in Section 11.6.

1.5	Effective Date.

December 1, 2023.

1.6	Administration.

The Plan shall be administered by the Committee.

1.7	Participating Employers.

The Company may designate any Company Subsidiary as an Employer in the Plan.

As a condition to becoming an Employer, each Company Subsidiary shall be deemed to (a) designate the Committee as the entity responsible for Plan administration, (b) delegate to the Company, the Committee and the Executive Committee all power and authority to interpret, amend or terminate the Plan, as described in this document, and to discharge the duties and responsibilities described in Article VIII, (c) subject to Section 11.6, agree to make the payment of any Plan benefits accrued by its Employees under the Plan, and (d) comply with Section 11.4. An entity that ceases to be a Company Subsidiary will nevertheless remain responsible for any liabilities arising from or attributable to periods during which it was an Employer.

Notwithstanding the foregoing, any Company Subsidiary that was an Employer immediately prior to the Restatement Effective Date shall remain an Employer unless and until such Company Subsidiary ceases to be an Employer under this Plan.

ARTICLE II - DEFINITIONS AND CONSTRUCTION

2.1	Definitions.

For purposes of the Plan, the following words and phrases shall have the respective meanings set forth below, unless their context clearly requires a different meaning:

“Account” means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to Article VI. A Grandfathered Participant’s Account shall also include any bookkeeping account maintained for such Grandfathered Participant under the Grandfathered Plan immediately prior to the Effective Date.

“Affiliated Company” means any Company Subsidiary with whom the Company, would be considered a single employer under Code Sections 414(b) and (c).

“Annual Bonus Compensation” means Bonus Compensation paid with respect to any service performed during an Annual Bonus Period.

“Annual Bonus Period” means any Bonus Period of twelve months for which Bonus Compensation is determined.

“Base Salary” means the base rate of cash compensation paid by the Employers to or for the benefit of a Participant for services rendered or labor performed on or after the Effective Date including base pay a Participant could have received in cash in lieu of (i) deferrals pursuant to Section 4.1 or (ii) contributions made on his behalf to any qualified retirement or cafeteria plan maintained by the Employers for that Participant.

“Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his Account pursuant to Section 4.1. However, no Participant may defer any portion of his Base Salary that is earned before the later of the Effective Date or the first day of the Plan Year following the date that he files a properly completed Election Form with the Committee.

“Beneficiary” means the person or persons designated by the Participant in accordance with Section 7.2.

“Bonus Compensation” means the amount awarded to a Participant for a Bonus Period under the Employer’s Executive Bonus Program, Cash Profit Sharing, Amended and Restated 1997 Long-Term Incentive Plan, Annual Incentive Plan for Executives or a similar plan, including any amount the Participant could have received under such plan in cash in lieu of (i) deferrals pursuant to Section 4.1 or (ii) contributions made on his behalf to any qualified retirement or cafeteria plan maintained by the Employer for the Participant.

“Bonus Deferral” means the amount of a Participant’s Bonus Compensation which the Participant elects to have withheld on a pre-tax basis from his Bonus Compensation and credited to his account pursuant to Section 4.1.

“Bonus Period” means any fiscal quarter of the Company or such other period of twelve months or less for which Bonus Compensation is determined.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto, together with the rules, regulations and interpretations promulgated thereunder.

“Committee” means the committee appointed to administer the Plan in accordance with Article VIII.

“Common Shares” shall mean the common shares, without par value, of the Company.

“Company” means Worthington Steel, Inc. and any successor thereto.

“Company Subsidiary” means (i) any entity which is at least 100% owned, directly or indirectly, by the Company, and (ii) any other entity which is at least 40% owned, directly or indirectly, by the Company and which is designated as a Company Subsidiary for purposes of this Plan by the Company. Indirect ownership will be determined by applying rules issued under IRS Regulations §1.414(c)(4).

“Deferral Date” means the earliest of (a) the date selected by the Participant as his Deferral Date in the Election Form, which date (if not the Participant’s Separation From Service) must be at least two years after the end of the Bonus Period or pay period with respect to which the payment would otherwise be made; (b) the date of the Participant’s death; or (c) in the event of a Separation From Service for reasons other than Retirement, the Participant’s Separation From Service. If no Deferral Date is selected by the Participant, the Participant shall be deemed to have selected a Deferral Date which is the Participant’s Separation From Service.

“Deferrals” means Base Salary Deferrals, Bonus Deferrals and Employer Contributions.

“Directors” means the Board of Directors of the Company.

“Effective Date” as set forth in Section 1.5.

“Election Form” means the written agreement(s) or other form(s) or method(s), adopted from time to time for the Plan, pursuant to which the Participant designates his Beneficiary; elects the amount of his Base Salary and/or his Bonus Compensation to be deferred into the Plan; the Deferral Date; the deemed investment and/or the form of payment for such amounts. The form of the Election Form(s) may be established and changed by the Committee at any time.

“Employee” means any common-law employee of an Employer.

“Employer” means the Company or a Company Subsidiary which has become a participating Employer in the Plan. A Company Subsidiary shall cease to be an Employer at such time as agreed between the Company and the Company Subsidiary or, if earlier, the date an Employer ceases to be a Company Subsidiary.

“Employer Contribution” means the amount, as determined by each Employer, credited by the Committee to the Account of a Participant as an Employer Contribution.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Executive Committee” means the Executive Committee of the Directors.

“401(k) Plan” means the Worthington Steel, Inc. Retirement Plan, as in effect from time to time.

“Grandfathered Participant” means a Participant who was a participant in the Grandfathered Plan immediately prior to the Effective Date.

“Grandfathered Plan” means the Worthington Industries, Inc. Amended and Restated 2005 Deferred Compensation Plan.

“IRS Regulations” means the laws and regulations adopted by Congress, the United States Department of Treasury or Internal Revenue Service from time to time.

“Partial-Year Bonus Compensation” means Bonus Compensation paid with respect to services performed during a Partial-Year Bonus Period.

“Partial-Year Bonus Period” means any Bonus Period of less than twelve months for which Bonus Compensation is determined.

“Participant” means each Employee who has been selected for participation in the Plan and who has become a Participant pursuant to Article III.

“Plan” means this Worthington Steel, Inc. Non-Qualified Deferred Compensation Plan, as amended from time to time.

“Plan Year” means the twelve consecutive month period commencing January 1 of each year and ending on December 31.

“Separation From Service” means (i) with respect to a Participant whose Employer is the Company or an Affiliated Company, a “separation from service” within the meaning of IRS Regulations §1.409A-1(h) by the Participant from the Company and all Affiliated Companies or (ii) with respect to a Participant whose Employer is not the Company or an Affiliated Company, a “separation from service” within the meaning of IRS Regulations §1.409A-1(h) by the Participant from the Participant’s Employer and all entities with whom the Participant’s Employer would be treated as a single employer under Code Sections 414(b) and (c).

“Theoretical Shares” shall mean those hypothetical Common Shares computed and credited to a Participant’s Account in accordance with Section 5.1(b) of this Plan.

“Unforeseeable Emergency” means a severe financial hardship to the Participant within the meaning of IRS Regulations §1.409A-3(i)(3) resulting from (a) an illness or accident of the Participant or the Participant’s spouse, Beneficiary or dependent (as defined in Code Section 152, without regard to Sections 152(b)(1), (b)(2) and (d)(1)(B) thereof), (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

“Valuation Date” means the date the Accounts in the Plan are adjusted to reflect earnings and losses in accordance with the hypothetical investment directions, as set from time to time by the Committee.

2.2	Number and Gender.

Wherever appropriate herein, words used in the singular shall be considered to include the plural and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender.

2.3	Headings.

The headings of Articles and Sections herein are included solely for convenience, and if there is any conflict between such headings and the rest of the Plan, the text shall control.

ARTICLE III - PARTICIPATION AND ELIGIBILITY

3.1	Participation.

Participants in the Plan are those Employees who are both (a) members of a select group of highly compensated or management Employees of their Employer, as determined by the Committee, and (b) selected by the Committee, in its sole discretion, to be Participants. Participants in the Plan also include Grandfathered Participants. The Committee shall notify each Participant of his selection as a Participant and the time his participation may start which shall be effective as described in Section 3.2. A Participant shall remain eligible to continue participation in the Plan until his participation ceases as set forth below in Section 3.3.

3.2	Commencement of Participation.

An Employee may commence participation in the Plan on the later of (i) the date the Committee approves his participation or (ii)(A) with respect to Base Salary and Partial-Year Bonus Deferrals, as of the beginning of the Plan Year immediately following the date he returns to the Committee a properly completed Election Form or (B) with respect to Annual Bonus Deferrals as of the beginning of the Annual Bonus Period. However, none of the Company, the Employer, the Committee, the Plan or any other person shall be liable to any person if the Committee inadvertently fails to notify him of his eligibility to be a Participant.

An Employee or a Grandfathered Participant who was participating in this Plan on the Effective Date shall remain a Participant unless and until he ceases to be a Participant in accordance with Section 3.3.

3.3	Cessation of Participation.

Notwithstanding any provision herein to the contrary, an individual who has become a Participant in the Plan shall cease to be a Participant hereunder effective as of the earliest of the date (a) he dies, (b) he otherwise ceases to be an Employee of at least one of the Employers, (c) he ceases to be a member of his Employer’s select group of highly compensated or management employees but remains an Employee of any Employer, (d) he is designated by the Committee as no longer a Participant or (e) his Employer ceases to be a Company Subsidiary or an Employer (but only if he is then an Employee of the affected Employer); provided, however, that any Deferral elections effective for the Plan Year in which participation ceases shall remain effective to the extent required by IRS Regulations. The Committee or the Company will notify a Participant who is still an Employee if he is no longer eligible to be a Participant. A person who has ceased to actively participate in the Plan as described in this Section will continue to be entitled to all rights and benefits (and subject to all limitations) described in the Plan other than the right to make additional Base Salary or Bonus Deferrals or to receive additional Employer Contributions.

ARTICLE IV – DEFERRALS

4.1	Deferrals by Participant.

Any Participant, including a Grandfathered Participant, who desires to defer any portion of his Base Salary and/or Bonus Compensation must complete and deliver an Election Form to the Committee in such form as may then be prescribed and at the time set forth below.

(a) Base Salary. The Election Form to defer Base Salary for any Plan Year must be filed no later than December 31 of the immediately preceding Plan Year.

(b) Partial-Year Bonus Compensation. The Election Form to defer Partial-Year Bonus Compensation for any Plan Year must be filed no later than December 31 of the immediately preceding Plan Year in which the Partial-Year Annual Bonus Period begins.

(c) Annual Bonus Compensation. The Election Form to defer Annual Bonus Compensation for any Plan Year must be filed no later than the date that is six (6) months before the end of the performance period on which the Performance Bonus is based (or, if earlier, the date on which such Annual Bonus Compensation becomes readily ascertainable).

(d) Revocation of Deferral Elections. Except as provided in Section 7.4, a Base Salary Deferral and/or Bonus Deferral shall be irrevocable after the last day on which a Base Salary Deferral and/or Bonus Deferral may be made, as set forth above. The Committee, in its discretion, may set limits on the amount of Base Salary and/or Bonus Compensation that may be deferred under the Plan; provided that any changes in such limits may not apply to any Plan Year for which deferral elections have become irrevocable.

(e) Carryover Elections for Grandfathered Participants. Deferral and payment elections for Grandfathered Participants as in effect under the Grandfathered Plan on the Effective Date shall continue to apply to the Grandfathered Participant’s Grandfathered Plan Account.

4.2	Time of Crediting of Deferrals.

Base Salary Deferrals and Bonus Deferrals shall be credited to the Account of each Participant at the same time as the Base Salary or Bonus Compensation would have otherwise been paid.

4.3	Employer Contributions.

The Employer may determine, in its sole discretion, to make Employer Contributions for any Participant or Participants as it elects. The amount of any Employer Contribution to be made for any Participant shall be determined in such manner as his Employer shall, in its sole discretion, deem appropriate and may be a different amount (or no amount) for each Plan Year and for each Participant. Employer Contributions shall be in the form of a credit to the Participant’s Account.

4.4	Timing of Employer Contributions.

Employer Contributions will be credited to the Participant’s Account as of the date specified by the Employer or, if no date is specified, as soon as administratively practical after they are declared.

A Participant shall be notified within a reasonable time of any Employer Contribution to be made on his behalf under the Plan.

4.5	Vesting.

A Participant shall be fully vested in his Account at all times except to the extent that the Employer establishes a deferred vesting schedule to apply to Employer Contributions made on or after the time the deferred vesting schedule is established.

ARTICLE V - EARNINGS

5.1	Earnings and Investment.

(a) Until changed by an amendment to this Plan, made in accordance with the provisions of Section 11.4 of this Plan, the investment options available under this Plan for purposes of crediting earnings on all or a portion of a Participant’s Account shall be: (i) those investment options available under the 401(k) Plan as in effect from time to time; (ii) the Theoretical Shares option; and (iii) the Fixed Interest Rate option. Notwithstanding the foregoing, the Committee in its sole discretion may limit the investment options available for former Participants who are no longer Employees or who are receiving installment payment distributions of their Account balances under this Plan.

(b) Theoretical Shares. If a Participant elects to have his Account credited to the Theoretical Shares option, the amount to be credited, as of the date of such crediting, shall be divided by the then Fair Market Value of the Common Shares (as defined below) and the Participant’s Account shall be credited with the resulting number of Theoretical Shares. The portion of the Participant’s Account credited to the Theoretical Shares option shall be credited with cash dividends with respect to the Theoretical Shares at the time and equal in amount to the cash dividends which would have been paid on the Theoretical Shares if they had been issued and outstanding Common Shares on and after the date the Theoretical Shares were credited to the Participant’s Account; and at such time, the amount of cash dividends credited to the Participant’s Account shall be divided by the then Fair Market Value of the Common Shares and the Theoretical Shares option portion of the Participant’s Account shall be credited with the resulting number of Theoretical Shares.

“Fair Market Value of the Common Shares” shall be the closing sale price of the Common Shares for the last date immediately prior to the date of valuation. If the Common Shares cease to be publicly traded, the Committee shall select, in its discretion, an appropriate method for determining the Fair Market Value of the Common Shares.

In the event of any reclassification, recapitalization, reorganization, merger, consolidation, spin-off, split-up, reverse stock split or other corporate transaction affecting the Common Shares, the number of Theoretical Shares credited to the Theoretical Shares option portion of a Participant’s Account shall be appropriately adjusted to reflect such transaction, without any further action being required on the part of the Company, the Committee, the Participant or any other person.

The portion of a Grandfathered Participant’s Account invested in theoretical shares of Worthington Industries, Inc. as of the Effective Date shall be converted into an equivalent number of Theoretical Shares calculated by multiplying the number of theoretical shares by (i) the closing price per share of Worthington Industries, Inc. trading in the ex-dividend market on the distribution date (as that term is defined under the Separation and Distribution Agreement by and between the Company and Worthington Industries, Inc. dated as of [date]), and dividing by (ii) the closing price per share of Worthington Industries, Inc. trading the regular way with due bills on the last trading day immediately preceding the distribution date (as that term is defined under the Separation and Distribution Agreement by and between the Company and Worthington Industries, Inc. dated as of [date]), rounded down to the nearest whole share.

The portion of a Participant’s Account credited to the Theoretical Shares option shall, upon distribution in accordance with this Plan, be paid in the form of whole Common Shares; provided, however, that a Participant will be paid cash (based on the Fair Market Value of the Common Shares) in lieu of any fractional Common Shares otherwise payable in respect of the amount credited to the Theoretical Shares option. The portion of a Participant’s Account credited to any investment option other than Theoretical Shares shall, upon distribution in accordance with this Plan, be paid in cash. Any amounts required to be withheld in accordance with Section 11.3 of this Plan may, upon the prior written election of the Participant, be satisfied by either (i) an equivalent reduction in the amount otherwise payable to the Participant in the form of cash as a distribution pursuant to Article VII of this Plan or (ii) an equivalent reduction in the number of Common Shares (based upon the Fair Market Value of the Common Shares) otherwise payable to the Participant as a distribution pursuant to Article VII of this Plan or (iii) a combination of (i) and (ii); provided that, to the extent any such withholding requirement cannot be satisfied in full in the manner elected by the Participant, the remainder of the required withholding amount shall be satisfied through a reduction in the amount of cash or the number of Common Shares (based upon the Fair Market Value of the Common Shares), as appropriate, which would have otherwise been payable to the Participant as a distribution pursuant to Article VII of this Plan.

(c) Fixed Interest Rate. If a Participant elects to have all or any portion of his Account credited to the Fixed Interest Rate option, the portion of the Participant’s Account credited to the Fixed Interest Rate option shall be credited with interest compounded annually at the rate determined by the Committee. If the Committee does not otherwise set the Fixed Interest Rate, the Fixed Interest Rate for a Plan Year shall be the Applicable Federal Mid-Term Interest Rate for the month of January of that Plan Year.

5.2	Selection of Investment Option.

The Participant shall select the investment option for his Account in an Election Form. The Participant may change the investment option for his Account as of the time permitted under the 401(k) Plan for the same investment option; provided, however, that any portion of a Participant’s Account credited to the Theoretical Shares option in the Plan or in the Grandfathered Plan shall remain credited to the Theoretical Shares option until distributed pursuant to Article VII of this Plan. If a Participant does not select an investment option for all or any portion of the Participant’s Account, the Fixed Interest Rate option shall apply to such portion of the Participant’s Account.

ARTICLE VI – ACCOUNTS

6.1	Establishment of Accounts.

The Committee will establish a separate bookkeeping account for each Participant and will include any Grandfathered Participant’s account maintained under the Grandfathered Plan. Such account shall be credited with the Base Salary Deferrals and Bonus Deferrals made by the Participant pursuant to Section 4.1, and Employer Contributions made by the Employer pursuant to Section 4.3 and credited or charged, as the case may be, with the hypothetical investment results determined pursuant to Article V and taxes described in Section 6.4.

6.2	Subaccounts.

Within each Participant’s bookkeeping account, separate subaccounts shall be maintained to the extent necessary for the administration of the Plan. For example, it may be necessary to maintain separate subaccounts where the Participant has specified different Deferral Dates, methods of payment or investment directions. Also, the Committee will separately account for amounts credited for each Participant while the Participant was an Employee of each Employer and will use this subaccount to account for Base Salary Deferrals, Bonus Deferrals and Employer Contributions (and attributable earnings, losses and taxes described in Section 6.4) attributable to the Participant’s employment with each Employer. In addition, the Committee will maintain separate subaccounts for Grandfathered Participants’ account under the Grandfathered Plan.

6.3	Hypothetical Nature of Accounts.

The Accounts (or subaccounts) established under this Article VI shall be hypothetical in nature and shall be maintained for bookkeeping purposes only, so that earnings and losses on the Base Salary Deferrals, Bonus Deferrals and Employer Contributions made to the Plan can be credited (or charged, as the case may be). Neither the Plan nor any of the Accounts (or subaccounts) established hereunder shall hold any actual funds or assets. The right of any person to receive one or more payments under the Plan shall be an unsecured claim against the general assets of the Employer for whom the Participant was an Employee when the Deferral (including attributable earnings and losses) was credited. Any liability of the Company, any Employer, the Committee or any other person to any Participant, former Participant, or Beneficiary with respect to a right to payment shall be based solely upon contractual obligations created by the Plan. Neither the Employers, their directors, officers or employees, nor any other person shall be deemed to be a trustee of or fiduciary with respect to any amounts to be paid under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between any Employer and a Participant, former Participant, Beneficiary, or any other person.

6.4	Reduction for Taxes.

Any employment or other taxes (such as wage taxes) that are imposed on Base Salary or Bonus Deferrals or Employer Contributions when those amounts are credited to a Participant’s Account will be assessed against the affected Participant’s other compensation or, to the extent his other compensation is not sufficient to pay those taxes, the Participant will remit to the Company or Company Subsidiary an amount equal to the taxes required to be withheld.

ARTICLE VII - PAYMENT OF ACCOUNT

7.1	Distribution After Deferral Date

(a) Time of Distribution. Distribution of that portion of a Participant’s Account or subaccount maintained with respect to the amount deferred, as the case may be, which is not previously distributed under the terms of the Plan shall be made as soon as practicable, but in no event more than 90 days, following the Deferral Date.

Notwithstanding the foregoing, the distribution of that portion of a Participant’s Account or subaccount maintained with respect to the amount deferred, as the case may be, which is not previously distributed under the terms of the Plan shall not be made until the first day of the seventh month following the Deferral Date which is the Separation from Service.

(b) Form of Payment or Payments. A Participant’s Account balance shall be distributed in accordance with the form of payment elected by the Participant on the Election Form(s) to which such amounts relate, which Election Form(s) must be submitted no later than the dates described in Section 4.1. An Account or subaccount of a Grandfathered Participants shall be distributed in accordance with the form of payment elected by the Grandfathered Participant on the Election Form(s) filed with the Grandfathered Plan to which such amounts relate. Once a form of payment has been selected by a Participant, or a Grandfathered Participant, such election may only be changed in accordance with Section 7.6. The form of payment with respect to amounts and the earnings credited thereon may be in any of the following forms:

(i) A lump sum; or

(ii) Other methods that the Committee, in its sole discretion, may allow.

Installment payments, if permitted, shall be paid annually during January of each Plan Year following the Deferral Date. Each installment payment shall be determined by multiplying the Account balance by a fraction, the numerator of which is one and the denominator of which is the number of remaining installment payments to be made to the Participant. Anything contained herein to the contrary notwithstanding, total distribution of a Participant’s account must be made by the date such Participant attains age 85.

If a Participant makes no election as to the form of payment, that Participant’s form of payment shall be a lump sum.

7.2	Distributions upon Death.

(a) Distribution on Death. Upon the Participant’s death, the Participant’s Account shall be distributed to the Participant’s Beneficiary in the form specified by the Participant from among those available under Section 7.1(b).

(b) Designation of Beneficiaries. Each Participant shall have the right to designate the beneficiary or beneficiaries to receive payment of his benefit in the event of his death. A beneficiary designation shall be made by executing the beneficiary designation portion of the Election Form and filing the same with the Committee. Any such designation may be changed at any time by execution of a new beneficiary designation portion of the Election Form in accordance with this Section. A Grandfathered Participant’s beneficiary designation made pursuant to the Grandfathered Plan shall remain in effect until changed. If no such designation is on file with the Committee at the time of death of the Participant or such designation is not effective for any reason as determined by the Committee, then the designated beneficiary or beneficiaries to receive such benefit shall be the Participant’s surviving spouse, if any, or if none, the executor, personal representative, or administrator of the Participant’s probate estate, or his heirs-at-law, if there is no administration of such Participant’s probate estate.

7.3	Unclaimed Benefits.

If the Committee is unable to locate the Participant or Beneficiary to whom a benefit is payable under this Plan, such benefit may be forfeited to the Employer or Employers for whom the Participant was an Employee when the forfeited Deferral or Employer Contribution was credited to his Account, upon the Committee’s determination.

7.4	Hardship Withdrawals.

A Participant may request a distribution from all or part of his Account upon the occurrence of an Unforeseeable Emergency. As a condition of receiving a distribution under this Section 7.4, the Participant must file a written application with the Committee specifying the nature of the Unforeseeable Emergency, the amount needed to address the Unforeseeable Emergency and supplying any other information the Committee, in its discretion, may need to ensure that the conditions specified in this Section 7.4 are satisfied. The Committee shall, in its sole discretion, determine whether an Unforeseeable Emergency exists and distribute an amount to the Participant which shall not be greater than the amount reasonably necessary to satisfy the emergency need (plus the amount necessary to pay any Federal, state, local or foreign income taxes or penalties reasonably anticipated to result from the distribution) or, if less, the value of the Participant’s Account as of the distribution date.

A distribution on account of an Unforeseeable Emergency may not be made to the extent such emergency is or may be relieved through a cancellation of Deferrals under this Plan, reimbursement or compensation from insurance or otherwise, or by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause a severe financial hardship.

7.5	Payout of Small Accounts.

Notwithstanding any provision in this Article VII to the contrary, if the total of the Participant’s Account under the Plan and his Account under all other arrangements that, with this Plan, would be treated as a single nonqualified deferred compensation plan (within the meaning of IRS Regulation §1.409A-1(c)(2)) is less than the limit described in Code Section 402(g)(1)(B) for the Plan Year in which the Date of Deferral occurs, such Participant’s Account may be distributed in a lump sum, but only if payment results in the termination and liquidation of the Participant’s entire interest in this Plan and all other arrangements that, along with this Plan, would be treated as a single nonqualified deferred compensation plan (as determined under IRS Regulation §1.409A-1(c)(2)).

7.6	Changes to Deferral Date or Form of Payment.

A Participant or Grandfathered Participant may change the form of payment of his Account or Deferral Date by filing an amended Election Form with the Committee; provided, however, that (i) any such change to an existing election may not take effect until at least twelve months after the date on which such Election Form is filed; (ii) the payment with respect to which such election is made must be deferred (other than due to death or Unforeseeable Emergency) for a period of at least five years from the date such payment would otherwise have been made (or, in the case of installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid); and (iii) any election affecting a distribution at a specified time must be made not less than twelve months before the date the amount is scheduled to be paid (or, in the case of installment payments treated as a single payment, twelve months before the date the first amount was scheduled to be paid).

ARTICLE VIII - ADMINISTRATION

8.1	Committee.

The Plan shall be administered by a Committee appointed by the Executive Committee or the Directors. If no other Committee is so appointed, the Committee shall be the Compensation and Stock Option Committee of the Directors. The Committee shall be responsible for approving an Employer’s designation of an Employee to be a Participant and for the general operation and administration of the Plan and for carrying out the provisions thereof. The Committee may delegate to others certain aspects of the management and operational responsibilities of the Plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.2	General Powers of Administration.

The Committee shall have all powers necessary or appropriate to enable it to carry out its administrative duties. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to interpret the Plan and determine all questions that may arise hereunder as to the status and rights of Employees, Participants, and Beneficiaries. The Committee may exercise the powers hereby granted in its sole and absolute discretion. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves gross negligence or willful misconduct.

8.3	Indemnification of Committee.

The Company and all Employers shall indemnify the members of the Committee against any and all claims, losses, damages, expenses, including attorney’s fees, incurred by them, and any liability, including any amounts paid in settlement with their approval, arising from their action or failure to act, except when the same is judicially determined to be attributable to their gross negligence or willful misconduct.

8.4	Costs of Administration.

The costs of administering the Plan shall be borne by each Employer (in proportion to number of their Employees who are Participants).

ARTICLE IX - DETERMINATION OF BENEFITS, CLAIMS

PROCEDURE AND ADMINISTRATION

9.1	Claims.

A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Committee, setting forth his claim. The request must be addressed to the Committee at the Company’s then principal place of business.

9.2	Claim Decision.

Upon receipt of a claim, the Committee shall advise the Claimant that a reply will be forthcoming within 90 days and shall, in fact, deliver such reply within such period. The Committee may, however, extend the reply period for an additional 90 days for reasonable cause.

If the claim is denied in whole or in part, the Committee shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

(1)	The specific reason or reasons for such denial;

(2)	The specific reference to pertinent provisions of the Plan on which such denial is based;

(3)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary.

(4)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

(5)	The time limits for requesting a review under Section 9.3 and for review under Section 9.4 hereof.

9.3	Request for Review.

Within 60 days after receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Executive Committee review the determination of the Committee. Such request must be addressed to the Executive Committee, at the Company’s then principal place of business. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Executive Committee. If the Claimant does not request a review of the Committee’s determination by the Executive Committee within such 60-day period, he shall be barred and estopped from challenging the Committee’s determination.

9.4	Review of Decision.

Within 60-days after the receipt of a request for review, the Executive Committee will review the determination rendered by the Committee. After considering all materials presented by the Claimant, the Executive Committee will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Plan on which the decision is based. If special circumstances require that the 60 day time period be extended, the Executive Committee will so notify the Claimant and will render the decision as soon as possible, but no later than 120 days after receipt of the request for review.

ARTICLE X - CHANGE IN CONTROL

10.1	Effect of Change in Control.

Notwithstanding any provision to the contrary contained herein, but subject to the following sentence, in the event of a Change in Control that affects an Employer, the Plan shall be terminated as to such Employer and the Employees thereof and the Accounts of such Employees shall be paid out as of the date of such Change in Control, but only to the extent of the portion of the Account attributable to Deferrals made while an Employee of that Employer.

10.2	Definitions: For purposes of this Article X, the following terms shall have the meanings set forth below:

(a) Change in Control.

(i) A “Change in Control” with respect to the Company occurs on the earliest date that (A) a Person or Group acquires ownership of stock of the Company that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; or (B) any Person or Group acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person or Group) ownership of stock of the Company possessing 35% or more of the total voting power of the stock of the Company (other than an acquisition by John P. McConnell or any group controlled by John P. McConnell); or (C) a majority of the members of the Board of Directors of the Company is replaced during any twelve-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date that such appointments or elections are made; or (D) any Person or Group (other than an Excluded Person) acquires (or has acquired) during the twelve-month period ending on the date of the most recent acquisition by such Person or Group, assets from the Company that have a total Gross Market Value equal to or more than 65% of the total Gross Market Value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

(ii) A “Change in Control” with respect to any Company Subsidiary occurs on the earliest date that (A) a Change in Control occurs with respect to the Company; or (B) a Person or Group acquires ownership of stock of the Company Subsidiary that, together with stock held by such Person or Group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company Subsidiary and following such acquisition, the Company owns less than 40% of the total fair market value or voting power of such Company Subsidiary.

Notwithstanding the foregoing, no event shall be considered a Change in Control if it would not be considered a “change in control event” within the meaning of IRS Regulations §1.409A-3(i)(5).

(b) “Excluded Person” means (i) a shareholder of the Company or Employer, as applicable, in exchange for or with respect to its stock; (ii) the Company, any wholly-owned Company Subsidiary or any entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company or Employer, as applicable; (iii) a Person or Group that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company or Employer, as applicable; or (iv) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person described in Section 10.2(b)(iii).

(c) “Gross Market Value” means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(d) “Group” shall mean more than one Person acting as a “group” within the meaning of IRS Regulations §1.409A-3(i)(5).

(f) “Person” means any individual, firm, corporation, or other entity.

10.3 Consistency with IRS Regulations: In all cases, the provisions of and definitions used in this Article X shall be interpreted in accordance with the provisions of the IRS Regulations.

ARTICLE XI – MISCELLANEOUS

11.1	Plan Not a Contract of Employment.

The adoption and maintenance of the Plan shall not be deemed to be a contract of employment between any Employer and any person or to be a commitment for the employment of any person. Nothing herein contained shall be deemed to give any person the right to be retained in the employ of any Employer or to restrict the right of any Employer to discharge any person at any time; nor shall the Plan be deemed to give any Employer the right to require any person to remain in the employ of any Employer or to restrict any person’s right to terminate his employment at any time.

11.2	Non-Assignability of Benefits.

No Participant, Beneficiary or distributee of benefits under the Plan shall have any power or right to transfer, assign, anticipate, hypothecate or otherwise encumber any part or all of the amounts payable hereunder, which are expressly declared to be unassignable and non-transferable. Any such attempted assignment or transfer shall be void. No amount payable hereunder shall, prior to actual payment thereof, be subject to seizure by any creditor of any such Participant, Beneficiary or other distributee for the payment of any debt, judgment, or other obligation, by a proceeding at law or in equity, nor transferable by operation of law in the event of the bankruptcy, insolvency or death of such Participant, Beneficiary or other distributee hereunder. Except as otherwise required by law, no accelerated distribution will be made with respect to a divorce, dissolution or other division of property rights.

11.3	Withholding.

All deferrals and payments provided for hereunder shall be subject to applicable withholding and other deductions as shall be required of the Employers under any applicable local, state or federal law.

11.4	Amendment and Termination.

The Directors may from time to time, in their discretion, amend, in whole or in part, any or all of the provisions of the Plan; provided, however, that no amendment may be made which would impair the rights of a Participant with respect to amounts already allocated to his Account (unless the affected Participant consents in writing to the application of that amendment), but this provision shall not be read to restrict the authority of the Directors or the Executive Committee or the Committee to change or limit investment options. The Directors or the Executive Committee may terminate the Plan at any time, provided, however, that no termination shall in and of itself cause an acceleration of the distribution of Accounts under the Plan, except to the extent permitted by applicable IRS Regulations. Each Company Subsidiary that is an Employer under this Plan hereby agrees that, if the Plan is terminated pursuant to this Section 11.4, each will take all necessary steps to terminate the Plan in accordance with this Section 11.4 and Code Section 409A, to the extent applicable. Any such amendment to or termination of the Plan shall be in writing and signed by a member of the Executive Committee or an officer of the Company and will bind each Employer without separate action.

11.5	No Trust Created.

Nothing contained in this Plan, and no action taken pursuant to its provisions by either party hereto, shall create, nor be construed to create, a trust of any kind or a fiduciary relationship between the Company or any Employer and the Participant, his Beneficiary, or any other person. The Company may establish a “grantor trust” (so-called “Rabbi Trust”) which is within the jurisdiction of the courts of the United States, and is permitted by IRS Regulations, to aid in meeting the obligations created under this Plan, but the Company intends that the assets of any such Rabbi Trust will at all times remain subject to the claims of the Employers’ general creditors (to the extent of the amounts credited for a Participant while he was an Employee of that particular Employer), and that the existence of any such trust will not alter the characterization of the Plan as “unfunded” for purposes of ERISA, and will not be construed to provide income to any Participant prior to actual payment under this Plan.

11.6	Unsecured General Creditor Status of Employee.

The payments to Participant, his Beneficiary or any other distributee hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general, unrestricted assets of the Employer for whom the Participant was an Employee when the Deferrals to which the claim relates was credited to the claiming Participant’s Account; no person shall have or acquire any interest in any such assets by virtue of the provisions of this Plan. The obligation hereunder shall be an unfunded and unsecured promise to pay money in the future. To the extent that the Participant, a Beneficiary, or other distributee acquires a right to receive payments from the Plan under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer for whom the Participant was an Employee when the Deferrals to which the claim relates was credited to the claiming Participant’s Account; no such person shall have nor require any legal or equitable right, interest or claim in or to any property or assets of any Employer.

In the event that, in its discretion, the Employer purchases an insurance policy or policies insuring the life of the Participant (or any other property) to allow the Employer to recover the cost of providing the benefits, in whole, or in part, hereunder, neither the Participant, his Beneficiary or other distributee shall have nor acquire any rights whatsoever therein or in the proceeds therefrom. The Employer shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein. Except to the extent the Company may establish a Rabbi Trust as described in Section 11.5, no such policy, policies or other property shall be held in any trust for a Participant, Beneficiary or other distributee or held as collateral security for any obligation hereunder. The existence of any such Rabbi Trust does not give a Participant, Beneficiary or other distributee, any interest, direct or beneficial, in any policy, policies or other property held in such a trust. A Participant’s participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Committee and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to a Participant.

11.7	Severability.

If any provision of this Plan shall be held illegal for any reason, said illegality or invalidity shall not affect the remaining provisions hereof; instead, each provision shall be fully severable and the Plan shall be constructed and enforced as if said illegal or invalid provision had never been included herein.

11.8	Binding Effect.

This Plan shall be binding on each Participant and his heirs and legal representatives and on the Company and each Employer and its successors and assigns.

11.9	Governing Laws.

All provisions of the Plan shall be construed in accordance with the laws of Ohio, except to the extent preempted by federal law.

11.10	Entire Agreement.

This document and any amendments and any Election Form(s) contain all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

11.11	Code Section 409A.

This Plan is intended to comply with the requirements of Code Section 409A and the IRS Regulations promulgated thereunder and, to the maximum extent permitted by law, shall be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to a Participant, and none of the Employers, Directors, the Executive Committee or the Committee shall have any liability with respect to any failure to comply with Code Section 409A. The Company may accelerate the time or schedule of payment of a Participant’s Account at any time this Plan fails to meet the requirements of Code Section 409A. Such payment may not exceed the amount required to be included in income as a result of the failure to comply with Code Section 409A.